EXHIBIT 4.2
DESCRIPTION OF REGISTERED SECURITIES
2U, Inc., a Delaware corporation (the “Company,” “we” or “our”), currently has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, the Company’s common stock, $0.001 par value per share (the “common stock”). The following summary includes a brief description of the common stock as well as certain related information.
The following summary does not purport to be complete and is subject to, and qualified in its entirety by, the full text of our Eighth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and our Fifth Amended and Restated Bylaws (the “Bylaws”). For additional information please refer to the Certificate of Incorporation and Bylaws, each of which are exhibits to our Annual Report on Form 10-K, and applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”).
General
Under our Certificate of Incorporation, the total number of shares of all classes of capital stock which the Company shall have authority to issue is 205,000,000, which consists of two classes as follows: (i) 200,000,000 shares of common stock and (ii) 5,000,000 shares of preferred stock, $0.001 par value per share (the “preferred stock”). Our Board of Directors (the “Board”) is expressly authorized to provide for the issue of the shares of preferred stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, of the preferred stock from time to time. We currently have no preferred stock outstanding.
Common Stock
Voting Rights.
Each holder of our common stock is entitled to one vote for each share on all matters properly submitted to a vote of the stockholders of the Company, including the election of directors; provided, however, that, except as otherwise required by law, holders of shares of common stock shall not be entitled to vote on any amendment to the Certificate of Incorporation (including any certificate of designation filed with respect to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to the Certificate of Incorporation (including any certificate of designation filed with respect to any series of preferred stock). Except as otherwise provided by statute or by applicable stock exchange rules, or by the Certificate of Incorporation or Bylaws, in all matters other than the election of directors, the affirmative vote of the majority of shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the subject matter shall be the act of the stockholders. Except as otherwise provided by statute, the Certificate of Incorporation or Bylaws, directors shall be elected by a majority of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the election of directors. Under our Certificate of Incorporation and Bylaws, our stockholders do not have cumulative voting rights. Because of this, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose.

Dividends.
Subject to applicable law and the preferential rights as to dividends of the holders of all classes or series of preferred stock at the time outstanding, holders of shares of common stock are entitled to receive such dividends when, as and if declared from time to time by the Board out of legally available funds of the Company.
Classification of the Board of Directors.
Subject to the rights of the holders of any series of preferred stock to elect additional directors under specified circumstances, (a) each director elected at or prior to the 2022 annual meeting of stockholders shall be elected for a term expiring on the date of the third annual meeting of stockholders following the annual meeting at which the director was elected; (b) each director elected at the 2023 annual meeting of stockholders shall be elected for a one-year term expiring at the 2024 annual meeting of stockholders (the “2024 Annual Meeting”); (c) each director elected at the 2024 Annual Meeting shall be elected for a one-year term expiring at the 2025 annual meeting of stockholders (the “2025 Annual Meeting”); and (d) commencing at the 2025 Annual Meeting and each annual meeting of stockholders thereafter, all directors shall be elected for a one-year term expiring at the next annual meeting of stockholders and the Board of Directors shall no longer be divided into separate classes. Each director shall serve until their successor is duly elected and qualified or until their earlier death, resignation or removal.
Liquidation.
In the event of our liquidation, dissolution or winding up (either voluntary or involuntary), holders of shares of common stock will be entitled to receive the assets and funds of the Company available for distribution after payments to creditors and to the holders of any preferred stock that may at the time be outstanding, in proportion to the number of shares held by them, respectively, without regard to class.
Rights and Preferences.
Holders of shares of common stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the common stock.
Certain Other Provisions of Our Certificate of Incorporation and Bylaws
The following provisions of our Certificate of Incorporation and Bylaws could be deemed to have an anti-takeover effect and could delay, defer or prevent a takeover attempt that a stockholder might consider to be in the stockholders’ best interests.
•Advance notice of director nominations and matters to be acted upon at meetings. Our Bylaws contain advance notice requirements for nominations for election of directors to our Board and for proposing matters that can be acted upon by stockholders at stockholder meetings.
•Removal of directors. Our Certificate of Incorporation and Bylaws provide that neither the Board nor any individual director may be removed without cause and, subject to any limitation imposed by law, may be removed with cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors. Following the completion of the Company’s 2025 Annual Meeting and the declassification of our Board, directors (subject to the Certificate of Incorporation and the rights of any series of Preferred Stock to elect additional directors under specified circumstances) may be removed at any time either, with or without cause, by the holders of a majority of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors, voting as a single class, except as otherwise required by applicable law.

•Board size; Vacancies. Our Certificate of Incorporation and Bylaws provide that the number of directors that shall constitute the Board may be fixed only by resolution adopted by a majority of the authorized number of directors constituting the Board, and vacancies and newly created directorships on the Board may, unless the Board determines by resolution that any such vacancy or newly created directorship shall be filled by the stockholders, be filled only by a majority vote of the directors then serving on the Board, even though less than a quorum, or by a sole remaining director.
•Stockholder Actions. Our Certificate of Incorporation and Bylaws provide that action shall be taken by the stockholders only at annual or special meetings of stockholders and stockholders may not act by written consent.
•Special Meetings of Stockholders. Our Certificate of Incorporation and Bylaws provide that special meetings of stockholders may be called only by the chairman of the Board, a majority of the members of the Board pursuant to a resolution approved by the Board, or a committee of the Board that has been duly designated by the Board and the powers of which specifically include the authority to call such meetings, and special meetings may not be called by any other person or persons.
•Preferred Stock. Preferred stock could be issued with terms calculated to delay, defer or prevent a change in our control or to make it more difficult to remove our management.
•Amendments. Our Certificate of Incorporation provides that in addition to any other vote required by law or our Certificate of Incorporation, the vote of 66 2/3% or more of the voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors shall be required to amend alter, amend or repeal Articles V, VI, VII and VIII of the Certificate of Incorporation. Our Certificate of Incorporation and Bylaws provide that our Board is authorized to adopt, amend or repeal our Bylaws without further stockholder approval. Our Certificate of Incorporation and our Bylaws also provide that the stockholders can amend the bylaws; provided, however, that in addition to any other vote required by law or our Certificate of Incorporation, the vote of 66 2/3% or more of the voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors shall be required for the stockholders to amend our Bylaws.
•Forum Selection Provision. Our Certificate of Incorporation provides that unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders; (iii) any action asserting a claim against the Company arising pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws; or (iv) any action asserting a claim against the Company governed by the internal affairs doctrine; provided, however, that, in the event the Court of Chancery of the State of Delaware lacks jurisdiction over any such proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware.